Exhibit 10.1

STEIN MART, INC.

SEVERANCE POLICY

Effective January 22, 2019

ARTICLE I

PURPOSE AND TERM

Section 1.01     Purpose of the Policy. The purpose of the Policy is to provide Eligible Employees with certain compensation and benefits as set forth in the Policy in the event the Eligible Employee’s employment with the Company or a Subsidiary is terminated.

The benefits provided in connection with a Change in Control are controlled by a separate agreement between the Eligible Employee and the Company. Such agreements are necessary as the Board believes it is imperative to diminish the inevitable distraction of the Eligible Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Eligible Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Eligible Employee with compensation and benefits arrangements for a limited period following a Change in Control which ensure that the compensation and benefits expectations of the Eligible Employee will be satisfied and which are competitive with those of other corporations.

The Policy is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the severance provisions of this Policy are intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b).

Section 1.02     Term of the Policy. The Policy will be effective as of January 22, 2019. The Policy is subject to further amendment from time to time. The Policy shall continue until terminated pursuant to Article VIII of the Policy.

ARTICLE II

DEFINITIONS

Section 2.01     “Base Salary” means the annual base salary in effect as of the Participant’s Separation from Service Date (determined prior to any reduction thereof if such reduction was the basis for the Participant’s Good Reason Resignation).

Section 2.02     “Board” means the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.

Section 2.03     “Cause” means an Employee’s (a) substantial failure or refusal to perform the duties and responsibilities of his or her job as required by the Employer, (b) material violation of any fiduciary duty owed to the Company or its affiliates, (c) conviction of, or entry of a plea of nolo contendere with respect to, a felony (excluding a DUI), (d) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud, or morally repugnant behavior, (e) dishonesty, (f) theft, (g) violation of Company rules or policy, or (h) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company, its affiliates, or their employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause.

Section 2.04     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 2.05     “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Policy in accordance with its terms. The Committee may delegate its authority under the Policy to an individual or another committee.

Section 2.06     “Company” means Stein Mart, Inc. Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.

Section 2.07     “Covered Termination” means a Participant’s Involuntary Termination or Good Reason Resignation.

Section 2.08     “Eligible Employee” means an Employee who is employed as an Executive Vice President or Senior Vice President of the Company and who does not have in effect an individual employment or severance agreement with an Employer that provides for severance benefits. For clarity, any Employee of the Company who has in effect an individual employment or severance agreement that provides for severance benefits shall remain covered thereby (and not under this Policy) until the date such agreement expires or is terminated (without the payment of severance thereunder). If any Employee of the Company who was so covered by an agreement remains in employment following the expiration of such agreement or plan, then such individual will become an Eligible Employee immediately following the date of expiration of the applicable agreement or plan. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Policy, the Plan Administrator shall make the determination. Notwithstanding the foregoing, if an Eligible Employee has in effect a separate agreement providing for severance benefits to be provided in connection with a Change in Control (as such term is defined in such separate agreement), then the terms of such separate agreement shall apply during the period such separate agreement is in effect; otherwise, the terms of this Policy shall apply. Notwithstanding the foregoing, Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

Notwithstanding the foregoing, the Plan Administrator may designate in writing, and subject to such terms and conditions as the Plan Administrator may prescribe, that (A) any Employee not otherwise described above shall be considered an “Eligible Employee” hereunder, or (B) that a former officer shall remain an Eligible Employee hereunder.

Section 2.09     “Employee” means an individual employed by the Employer as a common law employee of the Employer and shall not include any person working for the Company through a temporary service or on a leased basis or who is hired by the Employer as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.

Section 2.10     “Employer” means the Company or any Subsidiary with respect to which this Policy has been adopted.

Section 2.11     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 2.12     “Good Reason Resignation” means any retirement or termination of employment by a Participant that is not initiated by the Employer and that is caused by any one or more of the following events:

(a)           Without the Participant’s written consent, a material reduction (greater than 10%) to the Participant’s base compensation or a material reduction to the Participant’s target incentive opportunities;

(b)           Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s authority, duties, or responsibilities that represent a material diminution of such duties or any other action by the Company that results in a material diminution in such authority, duties, or responsibilities;

(c)           Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location that is more than fifty (50) miles from the Participant’s principal place of business; provided, that such change in location extends the commute of such Participant; or

(d)           The Company’s failure to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Policy, as contemplated in Section 10.03 herein.

Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation and the Participant provides such notice within ninety (90) days after the event that gives rise to the Good Reason Resignation. Within thirty (30) days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the thirty (30)-day period, the Participant may terminate employment with the Company based on Good Reason Resignation within thirty (30) days after the expiration of the cure period.

Section 2.13     “Involuntary Termination” means the date that a Participant involuntarily separates from service with the Company and its affiliates within the meaning of Code Section 409A and shall not include a separation from service for Cause, Permanent Disability, or death, as provided under and subject to the conditions of Article IV.

Section 2.14     “Key Employee” means an Employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.

Section 2.15     “Named Appeals Fiduciary” shall mean the person(s) appointed pursuant to Section 9.04.

Section 2.16     “Participant” means any Eligible Employee who has executed a participation agreement as provided under Section 3.01. Unless provided otherwise by the Plan Administrator, an individual shall cease to be a Participant eligible for benefits hereunder when he or she no longer qualifies as an Eligible Employee other than as a result of a Covered Termination; provided, however, that such individual will remain a Participant solely for purposes of, and shall continue to be subject to, the provisions of Article VI.

Section 2.17     “Permanent Disability” means that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.

Section 2.18     “Plan Administrator” means the Company.

Section 2.19 “Policy” means this Stein Mart, Inc. Severance Policy, as set forth herein, and as the same may from time to time be amended.

Section 2.20     “Postponement Period” means, for a Key Employee, the period of six months after the Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Key Employee under Code Section 409A.

Section 2.21     “Release” means the Separation of Employment Agreement and General Release, in the form as provided by the Company.

Section 2.22     “Reduced Amount” has the meaning set forth in Section 5.04.

Section 2.23     “Separation from Service” means a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.

Section 2.24     “Separation from Service Date” means, with respect to a Participant, the date on which such Participant experiences a Separation from Service.

Section 2.25     “Severance Benefits” means the cash amounts and other benefits that a Participant is eligible to receive pursuant to Article IV of the Policy.

Section 2.26     “Subsidiary” means (a) a subsidiary company (wherever incorporated) as defined by the law of the Company’s place of incorporation, (b) any separately organized business unit, whether or not incorporated, of the Company, (c) any employer that is required to be aggregated with the Company pursuant to Code Section 414, and (d) any service recipient or employer that is (i) within a controlled group of corporations with the Company as defined in Code Sections 1563(a)(1), (2) and (3) or (ii) with the Company as part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2.

Section 2.27     “Successor” means any corporation or unincorporated entity or group of corporations or unincorporated entities that acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

Section 2.28     “Voluntary Resignation” means any Separation from Service that is not initiated by the Company or any Subsidiary, other than a Good Reason Resignation.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR SEVERANCE BENEFITS

Section 3.01     Participation. In order for an Eligible Employee to be covered hereunder from and after January 22, 2019, the Company requires such Eligible Employee to execute a participation agreement, which agreement shall include a requirement that the Eligible Employee agrees to be bound by the provisions of Article VI. An Eligible Employee who executes such a participation agreement shall become a Participant hereunder. Each Participant who incurs a Covered Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in this Policy, subject however, to the application of the non-duplication provisions of Section 4.05.

Section 3.02     Conditions.

(a)           Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following within sixty (60) days after the Participant’s Separation from Service Date: (i) execution by the Participant of a Release and delivery of the Release to the Company within forty-five (45) days of the Separation from Service Date and non-revocation of the Release during the seven (7)-day period following the execution of the Release; (ii) compliance by the Participant with all the terms and conditions of such Release; (iii) the Participant’s written agreement to comply with the provisions in Article VI after the Participant’s employment with the Company; and (iv) to the extent permitted in Section 4.04 of the Policy, execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as is agreed between the Participant and the Company). If the Plan Administrator determines that the Participant has not fully complied with any of the terms of the Release and any of the agreements described hereinabove, then the Plan Administrator may withhold Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Policy. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Policy is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent; provided, however, that if the Participant files an appeal of such determination under the claims procedures described in Article IX, then such repayment obligation shall be suspended pending the outcome of the claims procedure. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b)           Notwithstanding compliance with Section 3.02(a), an Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:

(i)       The Eligible Employee’s Voluntary Resignation;

(ii)       The Eligible Employee resigns employment (other than a Good Reason Resignation) before the job-end date mutually agreed to in writing between the Participant and the Employer, including any extension thereto as is mutually agreed to in writing between the parties;

(iii)       The Eligible Employee’s employment is terminated for Cause;

(iv)       The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(v)       The Eligible Employee does not return to work within the period prescribed by law (or if there is no such period prescribed by law, then within a reasonable period as is determined by the Plan Administrator) following an approved leave of absence, unless such period is extended by mutual written agreement of the parties; or

(vi)       The Eligible Employee’s employment with the Employer terminates because the Eligible Employee accepts or continues employment, or has the opportunity to accept or continues employment, with a Successor (other than under terms and conditions which would permit a Good Reason Resignation).

(c) The Plan Administrator has the discretion to make initial determinations regarding an Eligible Employee’s eligibility to receive Severance Benefits hereunder.

(d) An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The

Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release. Notwithstanding the foregoing, the Eligible Employee will eligible for severance benefits to the extent required under USERRA.

Section 3.03     Special Circumstances. For avoidance of doubt, the existence of this Policy shall not prevent the Company from entering into different contractual agreements as to severance in special circumstances with an individual.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS

Section 4.01     Amount of Severance Benefits Upon a Covered Termination. If a Participant experiences a Covered Termination and is determined to be eligible for Severance Benefits, then:

(a) Salary Benefits. The Participant shall receive a cash payment equal to their Base Salary for twelve (12) months. Payment will be made in accordance with Article V.

(b) Treatment of Equity Awards. The treatment of any equity plan or agreement under which an award of stock options, restricted stock, restricted stock units, performance share units, or similar types of awards are governed by their individual plans and rules. This Policy shall have no bearing on such awards.

Section 4.02     Voluntary Resignation; Termination Due to Death or Permanent Disability. If the Eligible Employee’s employment terminates due to (a) the Eligible Employee’s Voluntary Resignation, (b) death, or (c) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Policy and shall be entitled only to those benefits (if any) as may be available under the Company’s other benefit plans and policies effective at the time of such termination.

Section 4.03     Termination for Cause.

(a)           If any Eligible Employee’s employment is terminated by the Company for Cause, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Policy and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee. In addition, notwithstanding any other provision of this Policy to the contrary, if the Plan Administrator or the Committee determines that an Eligible Employee (i) has engaged in conduct that constitutes Cause at any time prior to the Eligible Employee’s Separation from Service Date, or (ii) after the Employee’s Separation from Service Date, has been convicted of or entered a plea of nolo contendere with respect to either a felony, or a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, based on conduct which occurred prior to the Eligible Employee’s Separation from Service Date, then any Severance Benefits payable to the Eligible Employee under this Policy shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination. The Eligible Employee shall have the right to contest the determination of the Plan Administrator in accordance with the Appeals Procedure described in Section 9.03.

(b)           The Company may withhold paying Severance Benefits under the Policy pending resolution of any good faith inquiry that is likely to lead to a finding resulting in Cause or that may result in the termination of benefits hereunder. If the Company has offset other payments owed to the Eligible Employee under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.

(c)           Any dispute regarding a termination for Cause or the termination of benefits hereunder will be resolved by the Plan Administrator. Such determination will be based on all of the facts and circumstances presented to the Plan Administrator. If the Plan Administrator determines that the Eligible Employee’s termination of employment is for Cause, or determines that the Eligible Employee has engaged in conduct after his or her Separation from Service date that will result in the cessation of benefits hereunder, then the Plan Administrator will notify the Eligible Employee in writing of such determination, describing in detail the reason for such determination, including without limitation the specific conduct that constituted the basis for the determination.

Section 4.04     Reduction of Severance Benefits. With respect to amounts paid under the Policy that are not subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession. With respect to amounts paid under the Policy that are subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of the Company property that the Participant has retained in his/her possession; provided, however, that such deduction shall not exceed $5,000 in the aggregate to the extent it would be considered an acceleration of benefit payments and such deduction shall be made in accordance with Code Section 409A.

Section 4.05     Non-Duplication of Benefits. The Policy is intended to supersede, and not to duplicate, the provisions of any severance or other plan that specifically provide the same type or types of benefits as are described herein. However, the Policy is not intended to supersede any other plan, program, arrangement, or agreement providing a Participant with benefits upon a termination of employment that are not described herein, including but not limited to, the vesting or exercise rights of any equity award, or the payment of any long-term cash bonus. In such case, the Participant shall be entitled to receive the payments or benefits so provided by any such other plan, program, arrangement or agreement in accordance with its terms.

Section 4.06     Other Arrangements. The Board, the Committee, or the Plan Administrator may provide to a Participant additional severance pay or benefits not otherwise described herein in its sole and absolute discretion, including providing for payments to the Participant under certain compensation or bonus plans under circumstances where such plans would not otherwise provide for payment thereof. It is the specific intention of the Company that if such discretion is exercised, then any such additional pay or benefits provided shall be subject to this Policy as if fully set forth herein.

ARTICLE V

METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS

Section 5.01     Method of Payment. The cash Severance Benefits a Participant is entitled pursuant to Section 4.01 shall be paid in a single lump sum payment within ninety (90) days following the Participant’s Separation from Service Date or shall be paid in such amounts during such period (not to exceed the period ending one calendar year after the year in which the Separation from Service Date occurs), as is determined in the sole discretion of the Plan Administrator. Notwithstanding the foregoing, no discretion as to the timing and form of payment is allowed for the amount of the cash Severance Benefits that exceed the lesser of (a) two times the Participant’s annualized compensation (as determined pursuant to Code Section 409A) for the calendar year preceding the year of Separation from Service, or (b) two times the compensation limit in effect under Code Section 401(a)(17) for the year in which the Separation from Service occurs; such amount shall be required to be paid in a lump sum within ninety (90) days following the Participant’s Separation from Service Date.

In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator. All payments of Severance Benefits are subject to applicable federal, state, and local taxes and withholdings. In the event of the Participant’s death prior to receiving the full cash payment due to him or her, the remaining amount of such payment shall be paid to the Participant’s estate in a single lump-sum payment within thirty (30) days following the Participant’s death.

Section 5.02     Code Section 409A.

(a)           Notwithstanding any provision of the Policy to the contrary, if required by Code Section 409A and if a Participant is a Key Employee, then no Benefits shall be paid to the Participant during the Postponement Period. If a Participant is a Key Employee and payment of Benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period, and no interest or other adjustment shall be made for the delayed payment. If the Participant dies during the Postponement Period prior to the payment of Severance Benefits, then the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within thirty (30) days after the Participant’s death.

(b)           This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. Notwithstanding anything in this Policy to the contrary, if required by Code Section 409A, payments may only be made under this Policy upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the right to a series of payments under the Policy shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Policy shall be made or provided in accordance with the requirements of section 409A of the

Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Policy, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under this Policy.

Section 5.03     Termination of Eligibility for Benefits.

(a)           All Eligible Employees shall cease to be eligible to participate in this Policy, and all Severance Benefits payments shall cease, upon the occurrence of the earlier of:

(i)     Subject to Article VIII, termination of the Policy or a modification of the Policy that ceases eligibility to participate or receive payments; or

(ii)     Completion of any obligation of the Company or its Subsidiaries to make any payment or distribution under Articles III and IV for the benefit of the Participant.

(b)           Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Severance Benefits payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Policy, including, but not limited to, the provisions of Article VI or the Release.

Section 5.04     Limitation on Benefits.Notwithstanding any other provision of this Policy, in the event it shall be determined that any payment or distribution by the Company or its Subsidiaries to or for the benefit of a Participant (whether paid or provided pursuant to the terms of this Policy or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of the benefits provided to the Participant pursuant to the rights granted under this Policy (such benefits are hereinafter referred to as “Plan Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 5.04, present value shall be determined in accordance with Section 280G(d)(4) of the Code. To the extent necessary to eliminate an excess parachute amount that would not be deductible by the Company for Federal income tax purposes because of Section 280G of the Code, the amounts payable or benefits to be provided to the Participant shall be reduced such that the economic loss to the Participant as a result of the excess parachute amount elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and, where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

Section 5.05     Clawback. Any amounts payable under the Policy are subject to any policy established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

ARTICLE VI

RESTRICTIVE COVENANTS

Section 6.01     Confidential Information. In consideration for the Participant’s participation in this Policy and for the Company’s promise to provide Participant with confidential and competitively sensitive information from time to time concerning, among other things, the Company, its strategies, objectives, performance, and business prospects, the Participant agrees that during his or her employment with the Company and its Subsidiaries, and until such time thereafter as the Confidential Information (as defined below) is no longer confidential through no fault of the Participant, the Participant shall not use or disclose any Confidential Information except for the benefit of the Company or its Subsidiaries in the course of the Participant’s employment, and the Participant shall not use or disclose any Confidential Information (as defined below) in competition with, to the detriment of the Company or any of its Subsidiaries, or for the benefit of the participant or anyone else other than the Company or its Subsidiaries.

Notwithstanding the foregoing, nothing herein shall prohibit the Participant from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation.

“Confidential Information” means any information that is not generally known outside the Company or its Subsidiaries relating to any phase of business of the Company or its Subsidiaries, whether existing or foreseeable, including information conceived, discovered or developed by the Participant. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company or a Subsidiary under an obligation of confidentiality to a third party.

Section 6.02     Non-Solicitation. The Participant agrees that during the Participant’s employment with the Company or its present or former parent, subsidiaries or affiliates, and for the one-year period thereafter, the Participant will not, directly or indirectly, on the Participant’s own behalf or on behalf of another (a) solicit, recruit, aid, or induce any employee of the Company or any of its Subsidiaries to leave their employment with the Company or any of its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (b) solicit, aid, or induce any customer of the Company or any of its Subsidiaries to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (c) otherwise interfere with the relationship of the Company or an of its Subsidiaries with any of its employees, customers, agents, or representatives.

Section 6.03     Non-Disparagement. Each of the Participant and the Company (for purposes hereof, the Company means only the officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.03.

Section 6.04     Reasonableness. In the event the provisions of this Article VI shall ever be deemed to exceed the time, service, scope, geographic, or other limitations permitted by applicable laws in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, service, scope, geographic, or other limitations, as the case may be, permitted by applicable laws. In addition, the Company shall have the right to include the provisions of this Article VI in the Release but modified as the Company deems reasonably necessary to ensure compliance with the maximum time, service, scope, geographic, or other limitations, as the case may be, permitted by applicable laws.

Section 6.05     Equitable Relief.

(a)           By participating in the Policy, the Participant acknowledges that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Policy in the absence of such restrictions, and that any violation of any provision of this Article VI will result in irreparable injury to the Company. By agreeing to participate in the Policy, the Participant represents that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Policy, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Policy, to review thoroughly this Policy with his or her counsel. The Company likewise acknowledges that the restrictions contained in Section 6.03 are necessary to protect the legitimate interests of the Participant, and that any violation of Section 6.03 by the Company will result in irreparable injury to the Participant.

(b)           The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)           The Participant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising under the Policy, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Middle District of Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Duval County, Florida, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the Participant may have to the laying of venue of any such suit, action or proceeding in any such court. The Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10.02.

Section 6.06     Survival of Provisions. The obligations contained in this Article VI shall survive the termination of Participant’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter, without respect to whether the Participant receives benefits under this Policy.

ARTICLE VII

THE PLAN ADMINISTRATOR

Section 7.01     Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by its representatives and the Committee, to properly administer the Policy. The Plan Administrator shall have the full power, authority, and discretion to construe, interpret, and administer the Policy, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding, and conclusive upon the parties with respect to denied claims for Severance Benefits, except in those cases where such determination is subject to review by the National Appeals Fiduciary (as defined in Section 9.04). The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Policy. The Plan Administrator may delegate its duties under this Policy to a committee or other individuals selected by the Plan Administrator.

Section 7.02     Compensation. Any committee or persons acting on behalf of the Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of such committee or persons shall be paid or reimbursed by the Company upon proper documentation. Such persons acting on behalf of the Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of their duties to the extent permitted by applicable law.

Section 7.03     Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Policy. All Policy records shall be made available to the Committee, the Company, and each Participant for examination during business hours except that a Participant shall only be entitled to examine such records as pertain exclusively to the examining Participant and to the Policy. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents, and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder; provided that the Company, as payor of the Severance Benefits, shall in any case prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable.

ARTICLE VIII

AMENDMENT, TERMINATION AND DURATION

Section 8.01     Amendment, Suspension and Termination. Except as otherwise provided in this Section 8.01, the Board or its delegate shall have the right, at any time and from time to time prior, to amend, suspend or terminate the Policy in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. All Participants currently in the Policy at the time of termination or amendment of the Policy, however, shall still be eligible to receive the benefits in this Policy provided the Participant was eligible for benefits under this Policy (e.g., had experienced a Covered Termination) at the time of its termination. Notwithstanding the foregoing, any amendment or termination of the Policy must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and ruling promulgated thereunder, securities, tax, or other laws, rules, regulations, or regulatory interpretations thereof, applicable to the Policy.

ARTICLE IX

CLAIMS PROCEDURES

Section 9.01     Claim. Each Participant under this Policy may contest any action taken or determination made by the Company, the Board, the Committee or the Plan Administrator that affects the rights of such Participant hereunder by completing and filing with the Plan Administrator a written claim in the manner specified by the Plan Administrator no later than one hundred and eighty (180) days following the date the action was taken or determination made, which claim must be supported by such information as the Plan Administrator deems relevant and appropriate. No person may bring an action for any alleged wrongful denial of Policy benefits in a court of law unless the claims procedures described in this Article X are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If the terminated Participant or interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article X. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

Section 9.02     Response to Claim. The Plan Administrator will review the claim filed pursuant to Section 9.01 and make a determination thereon. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the Plan Administrator shall notify in writing the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied of such denial within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall: (a) specify the reason or reasons for denial, (b) make specific reference to the Policy provisions on which the determination was based, (c) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), (d) describe the Policy’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review, and (e) include any other information required by ERISA.

Section 9.03     Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(a)           A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b)           The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c)           The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties as long as it is made in good faith. If the determination is adverse to the claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Policy provisions on which the determination was based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA.

Section 9.04     Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

ARTICLE X

MISCELLANEOUS

Section 10.01     Nonalienation of Benefits. None of the payments, benefits, or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits, and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Policy.

Section 10.02     Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 10.03     Successors. Any Successor shall assume the obligations under this Policy and expressly agree to perform the obligations under this Policy.

Section 10.04     Other Payments. Except as otherwise provided in this Policy, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then-current severance pay policies for a termination that is covered by this Policy for the Participant.

Section 10.05     No Mitigation. Participants shall not be required to mitigate the amount of any Severance Benefits provided for in this Policy by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company, in which case Severance Benefits shall cease.

Section 10.06     No Contract of Employment. Neither the establishment of the Policy, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Policy had never been adopted.

Section 10.07     Severability of Provisions. Except as set forth in Section 6.05, if any provision of this Policy shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Policy shall be construed and enforced as if such provisions had not been included.

Section 10.08     Heirs, Assigns, and Personal Representatives. This Policy shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Participant, present and future.

Section 10.09     Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Policy, and shall not be employed in the construction of the Policy.

Section 10.10     Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 10.11     Unfunded Policy. The Policy shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 10.12     Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 10.13     Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom Severance Benefits are due. Such Severance Benefits shall be reinstated if application is made by the Participant for the forfeited Severance Benefits while this Policy is in operation.

Section 10.14     Controlling Law. This Policy shall be construed and enforced according to the laws of the State of Florida to the extent not superseded by Federal law.